Exhbit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Alliqua, Inc. and Subsidiaries on Form S-8 (File No. 333-105083) of our report dated March 29, 2012 with respect to our audits of the consolidated financial statements of Alliqua, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for the years ended, which report is included in this Annual Report on Form 10-K of Alliqua, Inc. for the year ended December 31, 2011.

/s/ Marcum llp

Marcum llp
New York, New York
March 29, 2012